Exhibit 4.2

SILVER SPRING NETWORKS, INC.

NOTICE OF INDUCEMENT STOCK OPTION GRANT

GRANT NUMBER: %%OPTION_NUMBER%-%

Name:                                                             %%FIRST_NAME%-% %%LAST_NAME%-%

You (“Optionee”) have been granted an option (the “Option”) to purchase shares of the common stock of Silver Spring Networks, Inc. (the “Company”) subject to the terms and conditions of this Notice of Inducement Stock Option Grant and your Inducement Stock Option Agreement (together the “Agreement”). The Option has not been granted under the Company’s 2012 Equity Incentive Plan (the “Plan”); however, the Agreement references certain provisions in the Plan, and unless otherwise defined in this Notice or the Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

Date of Grant:	%%OPTION_DATE,’Month DD, YYYY’%-%

Vesting Commencement Date:	%%VEST_BASE_DATE,’Month DD, YYYY’%-%

Exercise Price per Share:	%%OPTION_PRICE,’$999,999,999.99’%-%

Total Number of Shares:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Type of Option:	Non-Qualified Stock Option

Expiration Date:	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%

Post-Termination Exercise Period	Termination for Cause = None Termination without Cause = 3 Months Voluntary Termination = 3 Months Disability = 12 Months Death = 12 Months

Vesting Schedule

Subject to the limitations set forth in this Notice and the Agreement, and independent of the provisions of Section 11 of the Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the following schedule: 25% of the shares shall vest on the first anniversary of the Vesting Commencement Date and the remaining shares shall vest thereafter in 36 equal monthly installments until fully vested four years from the Vesting Commencement Date (subject to the Optionee’s remaining in continual service as an employee of the Company and as further described in the Agreement).

Notwithstanding anything to the contrary in the foregoing, the Option shall also be subject to the following acceleration benefits:

(a)                                 Termination Other Than in Connection with a Change of Control. Subject to the terms of that certain offer letter agreement by and between the Company and Optionee, dated March 2, 2017 (the “Offer Letter”), including if Optionee is entitled to Separation Compensation (as defined in the Offer Letter), when Optionee is subject to Termination without Cause or upon Optionee’s Constructive Termination (in each case, as defined in the Offer Letter), and such termination does not occur within the period beginning two months prior to and ending twelve months following a Change of Control (as defined in the Offer Letter), then the number of shares subject to the Option that would have vested on the first anniversary of the date that Optionee’s employment terminates, shall automatically vest and be exercisable.

(b)           Termination in Connection with a Change of Control. Subject to the terms of the Offer Letter, including if Optionee is entitled to Separation Compensation, when Optionee is subject to Termination without Cause or upon Optionee’s Constructive Termination, and such termination occurs within the period beginning two months prior to and ending twelve months following a Change of Control, then 100% of the then unvested shares subject to the Option at the time of the consummation of the Change of Control shall vest and be exercisable.

Provided further, that, in each case of the foregoing, the acceleration of such shares subject to the Option shall be effective as of immediately prior to the Optionee’s Termination.

You understand that unless otherwise provided in an employment agreement, your employment or consulting relationship or service with the Company or one of its Subsidiaries is for an unspecified duration, can be terminated at any time, and that nothing in this Notice or the Agreement changes the nature of that relationship. You acknowledge that the vesting of the Options pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company or any Subsidiary. You also understand that this Notice is subject to the terms and conditions of the Agreement, which are incorporated herein by reference. You have read the Agreement.

OPTIONEE:		SILVER SPRING NETWORKS, INC.:

By:	/s/%%FIRST_NAME%-% %%LAST_NAME%-%

		By:	/s/ Michael Bell
		Its:	President and CEO

2

SILVER SPRING NETWORKS, INC.

INDUCEMENT STOCK OPTION AGREEMENT

Optionee has been granted an option (the “Option”) to purchase shares of common stock (“Shares”) of Silver Spring Networks, Inc. (the “Company”), subject to the terms and conditions of the Notice of Inducement Stock Option Grant (the “Notice”) and this Inducement Stock Option Agreement (“Agreement”). The Option has not been granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), however, the Agreement references certain provisions in the Plan, and unless otherwise defined in the Notice or Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

1.              Vesting Rights. Subject to the applicable provisions of the Notice and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.

2.              Termination Period.

(a)              General Rule. Except as provided below, and subject to the Notice, this Option may be exercised for 3 months after Termination of Optionee’s employment with the Company or any Subsidiary. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(b)              Death; Disability. Unless provided otherwise in the Notice, upon the Termination of Optionee’s service to the Company or any Subsidiary by reason of his or her Disability or death, or if Optionee dies within three months of the Termination Date, this Option may be exercised for twelve months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(c)               Cause. Upon the Termination of Optionee’s employment by the Company or any Subsidiary for Cause, the Option shall expire on such date of Optionee’s Termination Date.

3.             Grant of Option.

(a)           Basic Terms. Optionee named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the Exercise Price per Share set forth in the Notice (the “Exercise Price”).

(b)           Adjustment of Shares. The Exercise Price of the Option and the number of Shares subject to the Option will be proportionally adjusted to reflect any stock split, reverse stock split or similar change in the capital structure of the Company occurring after the Grant Date in the same manner as adjustments are made as set forth in Section 2.6 of the Plan.

4.             Exercise of Option.

(a)              Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Notice and this Agreement. In the event of Optionee’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Notice and this Agreement.

(b)              Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price and any Tax-Related Items (defined in Section 8) withholding amounts as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and any Tax-Related Items (defined in Section 8) withholding amounts and no Shares shall be issued until such receipt.

(c)           Securities Laws. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of securities laws, other applicable laws and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

5.             Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a)           cash;

(b)           check;

(c)           a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan); or

(d)           other method authorized by the Company.

6.               Restrictions.

(a)           Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Optionee only by Optionee unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Notice and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

(b)           Voting and Dividends. Optionee will not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Optionee. After Shares are issued to the Optionee, the Optionee will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

(c)           Certificates. All certificates for Shares will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

(d)           Insider Trading Policy. Optionee shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

7.                Term of Option. Unless otherwise subject to earlier termination, this Option shall in any event expire on the expiration date set forth in the Notice of Stock Option Grant, which date is 10 years after the Date of Grant.

8.             Responsibility for Taxes. Regardless of any action the Company or Optionee’s employer, if different, (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to Optionee’s Option or participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax- Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at the discretion of the Committee, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)           withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer;

(b)           withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization);

(c)           withholding in Shares to be issued to Optionee upon the exercise of the Option; or

(d)           any other arrangement approved by the Company.

Finally, Optionee shall pay to the Company or the Employer any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s grant of the Option that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

9.             Tax Consequences. Some of the U.S. federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           Exercising the Nonqualified Stock Option. Optionee may incur U.S. federal ordinary income tax liability upon exercise of a non-qualified stock option (“NSO”). Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from his compensation an amount equal to the minimum amount the Company is required to withhold for income and employment taxes or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)           Disposition of NSO Shares. If Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

10.            Acknowledgement. The Company and Optionee agree that the Option is granted under and governed by the Notice and this Agreement. Optionee: (i) represents that Optionee has carefully read and is familiar with the provisions contained therein and herein, and (ii) hereby accepts the Option subject to all of the terms and conditions set forth therein and herein.

11.            Corporate Transactions. In the event of a Corporate Transaction the Option may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on Optionee. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Optionee as was provided to stockholders (after taking into account the existing provisions of the Option). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Optionee. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the Option, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, the Option shall have its vesting accelerate as to all shares subject to the Option (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the Option, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Optionee in writing or electronically that the Option will be exercisable for a period of time determined by the Committee in its sole discretion, and the Option will terminate upon the expiration of such period.

12.            Entire Agreement; Enforcement of Rights. This Agreement and the Notice, and the Plan with respect to definitions, constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. The Committee may at any time amend the Notice, this Agreement or the Plan in any respect, provided, however, that the Committee will not, without the approval of the Optionee, amend the Notice, this Agreement or the Plan in any manner that impairs the rights of Optionee. Other than modifications or amendments to the Notice, this Agreement or the Plan covered by the foregoing sentence, no modification of or amendment to the Notice, this Agreement or the Plan, nor any waiver of any rights under the Notice, this Agreement or the Plan, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

13.            Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Optionee with all applicable local, foreign, state and federal laws and regulations and with all applicable requirements of any exchange control authority and stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer.

14.            Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

15.          No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Optionee’s service, for any reason, with or without cause.

16.          Nature of Grant. In accepting the Option, Optionee acknowledges, understands and agrees that:

(a)             Optionee was not previously an employee or director of the Company or any Parent or Subsidiary of the Company or Optionee has not previously provided services to the Company as an employee or director, without subsequently completing a period of bona fide non-employment by the Company, and any Parent or Subsidiary of the Company.

(b)             the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)             all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)             Optionee’s receipt of this Option or exercise of any Shares subject to the Option will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary, shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment or service relationship (if any) at any time;

(e)             the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Optionee’s employment or service contract, if any;

(f)             the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(g)             if the underlying Shares do not increase in value, the Option will have no value;

(h)             if Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price; and

(i)              no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Termination of Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waives Optionee’s ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by receiving and accepting the Option grant, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

17.          No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s receipt of or interests with respect to the Option grant, or Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding the Option grant before taking any action related to the Option grant.

18.              Electronic Delivery. The Company may, in its sole discretion, decide to deliver by electronic means any documents, including prospectuses required by the SEC, financial reports of the Company, other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) and other communications or information, related to this Agreement. Optionee hereby consents to receive such documents by electronic delivery and agrees to the administration of the Option grant through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Optionee acknowledges that Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost if Optionee contacts the Company. Optionee further acknowledges that Optionee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails. Optionee understands that Optionee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Optionee understands that Optionee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Optionee has provided an electronic mail address) at any time by notifying the Company of such revised or revoked consent. Finally, Optionee understands that Optionee has consented to electronic delivery under this Section 18 even though Optionee is not required to consent to electronic delivery.

19.              Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Option, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the forgoing.

*   *   *   *   *

By Optionee’s signature and the signature of the Company’s representative on the Notice, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Notice and this Agreement. Optionee has reviewed the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Notice and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and the Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated on the Notice.